SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is entered into as of the 9st day of October, 2006 by and between Kornitzer Capital Management, Inc., a Kansas corporation (“Advisor”) and Jayhawk Capital Management, L.L.C., a Delaware limited liability company (“Subadvisor”).

W I T N E S S E T H

WHEREAS, Buffalo Funds, a Delaware statutory trust (the “Trust”), is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to a Management Agreement between the Trust and the Advisor (the “Advisory Agreement”), the Trust retained Advisor to act as its investment advisor;

WHEREAS, the Advisory Agreement permits Advisor to delegate certain of its duties to a subadvisor, subject to the requirements of the 1940 Act; and

WHEREAS, the Trust is creating a new series of mutual fund, to be known as the Buffalo Jayhawk China Fund (the “Fund”) and Advisor desires to retain Subadvisor as subadvisor for, the Fund.

NOW, THEREFORE, Advisor and Subadvisor mutually agree as follows:

AGREEMENT

1. Appointment as Subadvisor.  Advisor hereby retains Subadvisor to act as subadvisor for the Fund, subject to the supervision of Advisor and the Board of Trustees of the Trust and subject to the terms of this Agreement and all applicable requirements to the Advisor, and Subadvisor agrees to accept such employment.

2. Duties of Subadvisor.

2.01 Investments.  Subject to the 1940 Act, the overall direction of Advisor, the oversight of the Board of Trustees of the Trust and the investment policies and restrictions of the Fund as set forth in the Trust’s current registration statement on Form N-1A, as amended from time to time, Subadvisor is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the account of the Fund (the “Investments”).  In providing these services, Subadvisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  Advisor will provide Subadvisor with reasonable assistance in connection with Subadvisor’s activities under this Agreement, including without limitation, providing information concerning the Fund, the daily funds available for investment and general affairs of the Trust as Subadvisor may reasonably request.

2.02 Agent.  Subject to any other written instructions of Advisor, the Trust or the Fund, Subadvisor is hereby appointed as Advisor’s, the Trust’s and the Funds’ agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadvisor is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadvisor shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Trust, including but not limited to the 1940 Act and the rules and regulations thereunder.  Subadvisor shall provide the Advisor and the Trust with copies of any documents executed on behalf of the Trust hereunder as soon as possible after the execution of any such documents.

2.03 Securities Transactions. Subadvisor and any of its affiliated persons, as that term is defined under the 1940 Act, will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, Subadvisor may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order.

2.04 Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, Subadvisor and its directors, officers, partners and employees will act in accordance in all material respects with applicable law and with the Trust’s governing instruments and regulatory filings, including the Trust’s Declaration of Trust, amended and restated Bylaws, currently effective Registration Statement under the 1940 Act and the 1933 Act, the Fund’s Prospectus, Statement of Additional Information, (collectively, “Governing Instruments and Regulatory Filings”) and any reasonable instructions or directions of the Trust, its Board of Trustees or Advisor provided in writing.  Advisor will promptly provide Subadvisor with any material amendments, supplements or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, which shall include a detailed description of any amended, supplemented or changed provision affecting the Subadvisor's services under this Agreement (“Change Notice”), Subadvisor will act in accordance with such Change Notice.

2.05 Information Provided by Subadvisor.  As Advisor or the Board of Trustees of the Trust may reasonably request, Subadvisor will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may reasonably request.  Subadvisor shall provide information regarding any such “soft dollar” arrangements that the Subadvisor maintains with respect to the Fund as may be requested from time to time by the Fund and the Advisor. Subadvisor will assist Advisor in preparing letters to shareholders to be included in the Fund’s semi-annual and annual reports.  Subadvisor also will assist Advisor in providing quarterly economic and investment updates in the same manner as Advisor currently prepares for use by the Board of Trustees.  Upon reasonable advance notice, Subadvisor will periodically make its officers and employees available to meet with Advisor and the Trust’s Board of Trustees at the Trust’s principal place of business or another mutually agreed location to review the Investments of the Fund. Subadvisor will inform the Trust and Advisor of changes in its investment strategy, tactics, ownership or key investment personnel that would require disclosure amendments in the Trust's Governing Instruments and Regulatory Filings.

2.06 Allocation of Brokerage.  Subject to the supervision of Advisor and the Board of Trustees of the Trust, Subadvisor is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadvisor may elect, and negotiate commissions to be paid on such transactions.

2.07 Voting of Proxies.  Subadvisor shall be responsible for voting proxies with respect to securities held by the Fund in accordance with the policies and procedures of the Trust. Subadvisor shall provide the Trust, in a timely manner, the proxy voting records of the Fund as required by Form N-PX and such other information regarding proxy voting as may reasonably be requested by the Board of Trustees or Advisor.

2.08 Master Services Agreement.  Subadvisor acknowledges receipt of a Master Services Agreement for the Fund and, to the extent within its control, will comply in all material respects with the provisions of that agreement that relate to the Subadvisor’s duties hereunder.  On each business day, Subadvisor will provide the Advisor with information relating to all transactions concerning the Fund’s assets as Advisor or the custodian reasonably requests.  The Master Services Agreement is an agreement between the Advisor and U.S. Bancorp Funds Services, LLC ("USBFS") for administrative, fund accounting, transfer agent, prospect services, internet services, MFx access and paying agent services furnished by USBFS to the Trust and/or Advisor.

2.09 Trust’s Name; Advisor’s Name.  Subadvisor will have no rights relating to the Trust’s name, the Fund’s name or the name “Buffalo Funds” as it is used in connection with investment products, services or otherwise, and Subadvisor will make no use of such names without the express written consent of the Trust, the Fund or Advisor, as the case may be; provided that notwithstanding anything in this Agreement, Subadvisor shall be entitled to use the Fund’s name and the name “Buffalo Funds” in its Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Fund.  Subadvisor may use the Fund’s name and “Buffalo Funds” in marketing materials for other purposes subject to prior review and approval by Advisor and Advisor shall not unreasonably withhold its approval to such use.

2.10 Subadvisor.  The Trust, the Fund and the Advisor will have no rights relating to the Subadvisor or in the name “Jayhawk” as it is used in connection with investment products, services or otherwise, and the Trust, the Fund and Advisor will make no use of such name without the express written consent of the Subadvisor, (which shall not be unreasonably withheld), as the case may be; provided that notwithstanding anything in this Agreement, the Trust, the Fund and Advisor shall be entitled to use the Subadvisor’s name in the Advisor's Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Fund. The Trust, the Fund and Advisor may use the Subadvisor’s name in marketing materials for other purposes subject to prior review and approval by Subadvisor.

2.11 Personal Securities Transactions.  Subadvisor shall comply in all material respects with Rule 17j-l under the 1940 Act and the Subadvisor's Code of Ethics.  Upon reasonable request during any business day, Subadvisor will promptly make available to Advisor or the Fund any reports concerning the Fund required to be made by Subadvisor pursuant to Rule 17j-1 under the 1940 Act.  On a quarterly basis, Subadvisor shall either certify that there have been no material violations of its Code of Ethics or identify any material violations.

2.12 Fair Valuation.  In accordance with procedures adopted by the Board of Trustees of the Trust, as amended from time to time, Subadvisor shall provide assistance with fair valuation of those securities in which it invests the Fund’s assets for which readily available market quotations are unavailable.  Advisor has provided a copy of its valuation procedures to Subadvisor and will promptly furnish to Subadvisor any amendments to such procedures.

2.13 Regulatory Filings.  To the extent Advisor is required to certify compliance with or pursuant to any Governing Instruments or Regulatory Filings, for which Subadvisor provides the underlying or related services, Subadvisor will provide a certification of compliance to Advisor upon which Advisor may rely in making its certification in a form mutually acceptable to Subadvisor and Advisor.

2.14 Section 15(c) Request for Information.  Subadvisor shall provide such information concerning Subadvisor as may reasonably be requested by the Board of Trustees of the Trust, or its counsel, under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

2.15 Material Adverse Change.  Subadvisor shall immediately notify the Advisor if the Subadvisor suffers a material adverse change in its business or financial condition that would materially impair its ability to perform its relevant duties under the Agreement.

3. Services to Competing Funds.

3.01  Subadvisor.  Except as consented to by the Advisor in writing, which consent shall not be unreasonably withheld, during the term of this Agreement, Subadvisor and its successors and any person or entity controlled by Subadvisor (within the meaning of the 1940 Act) other than individual employees, will not act as investment advisor or Subadvisor to any investment company or portfolio thereof that is substantially identical to the Fund (for these purposes, "substantially identical" shall mean a no-load, open end U.S. registered investment company that invests 80% or more of its assests in securities the issuers of which are domiciled in China).  Mere solicitation of substantially identical investment companies or portfolios shall not require the Advisor's consent or violate the terms of this Section 3.01.

3.02  Advisor.   Except as consented to by the Subadvisor in writing, which consent shall not be unreasonably withheld, during the term of this agrement, Advisor and its successors and any person or entity controled by Advisor (within the meaning of the 1940 Act) other than individual employees, will not act as investment advisor or subadvisor to any investment company or portfolio thereof that is substantially identical to the Fund (for these perposes, "substantialy identical" shall mean a no-load, open end U.S. registered investment company that invests 80% or more of its assets in securities the issuers of wihich are domiciled in China).  Mere solicitation of substantially identical investment companies or portfolios shall not require the Advisor's consent or violate the terms of this Section 3.02.

4.  Duties of Advisor.  Advisor will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review Subadvisor’s performance under this Agreement.

5. Independent Contractor.  Subadvisor will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Trust, the Fund or Advisor in any way or otherwise be deemed an agent of the Trust, the Fund or Advisor.

6. Compensation. For all of the services rendered with respect to the Fund as herein provided, Advisor shall pay to the Subadvisor a fee, based on the daily net assets of the Fund, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be calculated and paid in the same manner and at the same time as the advisory fee is paid to the Advisor. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.

7. Expenses.  Subadvisor shall bear its own expenses incurred by it in connection with its services under this Agreement other than the cost of Investments, including brokerage commissions and other transaction charges, if any, on such Investments purchased or sold by the Fund. Subadvisor shall not be responsible for the Funds’ or the Advisor’s expenses.  Specifically, Subadvisor will not be responsible for expenses of the Fund or the Advisor, including, but not limited to, the following:  (i) charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead; (ii) the charges and expenses of the Funds’ lawyers and auditors; (iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund; (iv) brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (vi) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of the Fund’s shares in any state; (vii) expenses related to shareholders’ and directors’ meetings, and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other sales literature of the Fund; (viii) compensation payable to the Funds’ trustees; and (ix) marketing and advertising relating to the Fund.

8. Representations and Warranties of Subadvisor.  Subadvisor represents and warrants to Advisor, the Trust, and the Fund as follows:

8.01 Registrations. Subadvisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

8.02 Duly Organized. Subadvisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to carry on its business as it is now being conducted.

8.03 Authority. The execution, delivery and performance by Subadvisor of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadvisor of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadvisor governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadvisor.

8.04 Valid and Binding. This Agreement is a valid and binding agreement of Subadvisor.

8.05 Form ADV. Subadvisor has provided Advisor with its current Form ADV and will promptly provide all material amendments thereto, and each Form ADV provided to Advisor is and will be a true and complete copy of Subadvisor’s Form.

8.06 Code of Ethics. Subadvisor has provided its Code of Ethics to Advisor along with the certification required by Rule 17j-1(c) (1) (ii) under the 1940 Act.  In accordance with Rule 17j-1, the Subadvisor will submit any material changes to such Code of Ethics to the Trust’s Board of Trustees for approval no later than six months after its adoption of the material changes.  During the term of this Agreement, Subadvisor will annually certify to the Trust’s Board of Trustees that it has adopted procedures reasonably necessary to prevent persons subject to such Code from violating the Code of Ethics, and will describe in a written report any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto.

8.07 Policies and Procedures. Subadvisor represents, warrants and agrees that it has adopted and implemented, and will maintain throughout the term of this Agreement, policies and procedures, as required by Rule 206(4)-7 under the Advisers Act and any other governing requirements.

9. Representations and Warranties of Advisor. Advisor represents and warrants to Subadvisor, as follows:

9.01 Registrations. Advisor is registered as an investment advisor under the Advisers Act, and its investment advisory agents are appropriately registered. It and its agents have not been, and are not subject to, any disciplinary action of any kind, whether disclosable or not.

9.02 Duly Organized. Advisor is a corporation duly organized and validly existing under the laws of Kansas with the power to carry on its business as it is now being conducted.

9.03 Authority. The execution, delivery and performance by Advisor of this Agreement are within its powers and have been duly authorized by all necessary action of Advisor and the Trust, and Advisor or Trust, as the case may be, has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadvisor under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement and the execution, delivery and performance by Advisor of this Agreement do not contravene or constitute a default under any provisions of applicable law, rule or regulation, Advisor’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Advisor.

9.04 Valid and Binding. This Agreement is a valid and binding agreement of Advisor.

9.05 Registration Statement. Advisor has provided to Subadvisor the Trust’s current Registration Statement on Form N-1A relating to the Fund, and agrees to promptly provide Subadvisor with all supplements or amendments thereto relating to the Fund and to advise Subadvisor promptly in writing of any changes in the Fund’s investment policies or restrictions. Advisor will also provide Subadvisor with its and the Trust’s Compliance Manuals and Codes of Ethics.

10. Survival of Representations and Warranties.  All representations and warranties made by the parties pursuant to Sections 8 and 9 will survive for the duration of this Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

11. Liability and Indemnification.

11.01 Liability.  In the absence of willful misfeasance, gross negligence, or reckless disregard on the part of Subadvisor of its duties or obligations under this Agreement, Subadvisor shall not be subject to any liability to the Trust, the Advisor or any of their officers, directors, agents, employees, controlling person or shareholders, or to the Fund or the Fund's shareholders or any other third party for any act or omission in the course of, or in connection with, rendering services hereunder, including without limitation, any error of judgment or mistake of law, or for any loss suffered by any of the foregoing persons, including any losses that may be sustained in the purchase, holding or sale of Investments in connection with matters to which this Agreement relates.  In the absence of willful misfeasance, gross negligence, or reckless disregard on the part of the Advisor of its duties or obligations under this Agreement, the Advisor shall not be subject to any liability to Subadvisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Advisor or Subadvisor from any of their respective obligations under applicable law, including without limitation, federal and state laws.

11.02 Indemnification.   Subadvisor shall indemnify the Trust, the Advisor and their directors, agents, employees, controlling person and shareholders, against any and all losses, claims, damages, liabilities or litigation and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadvisor’s willful misfeasance, gross negligence, or reckless disregard of its duties or obligations hereunder. The Advisor shall indemnify the Subadvisor and its directors, agents, employees, controlling persons, managers and members, against any and all losses, claims, damages, liabilities or litigation and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Advisor’s willful misfeasance, gross negligence, or reckless disregard of its duties or obligations. “Controlling persons” as used herein shall have that meaning set forth in Section 2(a) (9) of the 1940 Act.

12. Duration and Termination.

12.01 Duration.  This Agreement shall begin as of the date of execution hereof and shall continue in effect for two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board of Trustees of the Trust, including a majority of the trustees who are not parties to this Agreement or “interested persons” of any such party as defined in the 1940 Act, cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities, as that phrase is defined in Section 2(a)(42) of the 1940 Act, of the Fund.  Advisor will use its good faith efforts to facilitate such annual approval unless it believes that the continuation of this Agreement is not in the best interest of the Fund.

12.02 Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty:  (i) by the vote of a majority of the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, in each case upon not less than 60 days’ written notice; or (ii) by Subadvisor upon not less than 120 days’ written notice to Advisor, the Trust, and the Fund.   This Agreement shall also terminate automatically in the event of its assignment as defined in Section 2(a)(4) of the 1940 Act or upon the termination of the Advisory Agreement.

13. Amendment.  This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by: (i) affirmative vote of a majority of the Board of Trustees of the Trust cast in person at a meeting called for that purpose, including a majority of trustees who are not “interested persons” of the Fund or the Advisor, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of the Fund.  If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, Advisor will notify Subadvisor of the form of amendment which it deems necessary or advisable and the reasons therefor.

14. Confidentiality.  Subject to the duties of the parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each party shall treat as confidential all non-public information pertaining to the Fund and the actions of Subadvisor, the Advisor and the Trust in respect thereof.

15. Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, and deemed given when delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the following addresses and facsimile numbers designated below (or to such other address or facsimile numbers as a party may designate by notice to the other party):

If to Advisor:
Kornitzer Capital Management Inc.
Attention: John C. Kornitzer
5420 West 61st Place
Shawnee Mission, Kansas 66205
(913)831-6263

If to Subadvisor:
Jayhawk Capital Management, L.L.C.
Attention: Kent C. McCarthy
8201 Mission Road, Suite 110
Prairie Village, Kansas 66208
(913)642-8661

16. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

17. Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

18. Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

KORNITZER CAPITAL MANAGEMENT INC.

Signature: /s/ John C. Kornitzer
By:     John C. Kornitzer, President

JAYHAWK CAPITAL MANAGEMENT, L.L.C.

Signature: /s/ Kent C. McCarthy
By:     Kent C. McCarthy, President

SCHEDULE A

FEES

Buffalo Jayhawk China Fund                                   Annual Fee Rate
                  ..55% of average daily net assets of
              Buffalo Jayhawk China Fund